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                                                                       Exhibit 5


                                       December 21, 1999

Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland  21152

                 Re: Registration Statement on Form S-8 dated December 21, 1999

         I am Vice President, General Counsel and Secretary of McCormick & Company, Incorporated (the "Company"). I have reviewed and am familiar with the McCormick & Company, Incorporated Deferred Compensation Plan (the "Plan"), the Charter and the By-Laws of the Company, the corporate proceedings relating to the adoption of the Plan, and the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933 in the matter of the offering of shares of Common Stock under the Plan.

         In my opinion, the shares offered and sold pursuant to the Plan, upon issuance and delivery by the Company pursuant to the Plan, will be legally and validly authorized and issued and will be fully paid and non-assessable in the hands of the holders thereof.

         I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                                            Very truly yours,



                                            Robert W. Skelton